Exhibit 4.10


                          CONSULTING SERVICES AGREEMENT
                          -----------------------------

The following confirms the Agreement (the "Agreement") between Mayer & Associates, a limited liability corporation ("Consultant"), and Medix Resources, Inc., a Delaware corporation (the "Company"), with respect to consulting services to the Company:

1. Consultant understands that the Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, "Proprietary Information" is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company (including, without limitation, "Results" as defined below), which has commercial value in the Company's business. "Proprietary Information" includes, but is not limited to, information about operations and maintenance, circuits, mask works, layouts, algorithms, trade secrets, computer programs, design, technology, ideas, know-how, processes, formulas, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, customers and other information concerning the Company's actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and the Company with regard to Proprietary Information.

2. Consultant understands the Company possesses or will possess "Company Materials" which are important to its business. For purposes of this Agreement, "Company Materials" are documents or other media or tangible items that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by Consultant or by others. "Company Materials" include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

3. In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

       a. Consultant's start date will be Oct. 1, 2002. This Agreement will terminate on March 31, 2003 and be renewable in six-month periods with the consent of both parties, unless terminated earlier pursuant to Paragraph 4 of this Agreement.

       b. Consultant agrees to render consulting services ("Services") to the Company for the term of this Agreement. Consultant's duties shall include, but are not limited to, those duties set forth in Exhibit A hereto and such other duties as the Company may from time to time prescribe. Consultant shall report directly to the President and shall provide his or her services in accordance with the instructions of the President, and with such reasonable instructions given to him by any other officer of the Company.

       c. Consultant shall be paid according to Exhibit A, exclusive of travel time, for time actually spent performing Consultant's duties under this Agreement. In addition, the Company shall reimburse Consultant for reasonable long distance travel (transportation, lodging and meals) and telephone expenses Consultant is required to incur in providing the Services. All long-distance travel and lodging will be coach class or equivalent and must be authorized by the Company in advance. The foregoing fees and expense reimbursements are Consultant's sole compensation for rendering Services to the Company.

       d. All Proprietary Information of the Company and all title, patents, patent rights, copyrights, mask work rights, trade secret rights, and other intellectual property and rights whatsoever (collectively


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Consulting Services Agreement            Page 1                      May 1, 2001
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            "Rights") in connection  therewith shall be the sole property of the
            Company. Consultant hereby assigns to the company any Rights Consultant may have or acquire in such Proprietary Information. At all times, both during the term of this Agreement and after its termination, Consultant will keep in confidence and trust and will not use or disclose any Proprietary Information without the prior
            written   consent  of  an  officer   of  the   Company.   Consultant
            acknowledges that any disclosure or unauthorized use of Proprietary Information will constitute a material breach of this Agreement and cause substantial harm to the Company for which damages would not be a fully adequate remedy, and, therefore, in the event of any such breach, in addition to other available remedies, the Company shall have the right to obtain injunctive relief.

       e. All company Materials shall be the sole property of the Company. Consultant agrees that during the term of this Agreement, Consultant will not remove any proprietary company materials from the business premises of the company or deliver any Company Materials to any person or entity outside the Company. Consultant further agrees that, immediately upon the Company's request and in any event upon completion of the Services, Consultant shall deliver to the Company all Company Materials, any document or media which contains Results, apparatus, equipment and other physical property or any reproduction of such property, excepting only Consultant's copy of this Agreement. At all times before or after completion of the Services, the Company shall have the right to examine the Results and any materials relating thereto to ensure Consultant's compliance with the provisions of this Agreement.

       f. Consultant will promptly disclose in writing to the President of the Company, or to any persons designated by the Company, all "Inventions", which includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, mask works, circuits, layouts, algorithms, computer programs, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by Consultant, either alone or jointly with others, during the term of this Agreement in connection with the Services or which relate to any Proprietary Information. Consultant will also disclose to the President of the Company all things that would be Inventions if made during the term of this Agreement, conceived, reduced to practice, or developed by Consultant within six (6) months of the termination of this Agreement which relate to any Proprietary Information or the subject matter of the Services. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (g) below) and do not extend the assignment made in Section (g) below. Consultant will not disclose Inventions to any person outside the Company unless requested to do so by management personnel of the Company.

       g. Consultant agrees that all Inventions which Consultant makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the term of this Agreement in connection with the Services or which relate to any Proprietary Information shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Rights to any such Inventions. The Company shall be the sole owner of all Rights in connection therewith. No assignments in this Agreement shall extend to inventions, the assignment of which Consultant proves would be prohibited by Section 2870 of the Labor Code (a copy of which is attached as Exhibit B), were Consultant an employee of the Company.

       h. Any assignment of copyright thereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any


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Consulting Services Agreement            Page 2                      May 1, 2001
            action of the Company that would violate such Moral Rights in the absence of such consent. Consultant will confirm any such waivers and consents from time to time as requested by the company.

       i. During the term of this Agreement and for one (1) year thereafter, Consultant will not encourage or solicit any employee or consultant of the company to leave the Company for any reason.

       j. Consultant agrees that during the term of this Agreement, Consultant will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the company, and Consultant will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

       k. Consultant represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not entered into, and Consultant agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Consultant's performances of the Services under this Agreement.

4. CONSULTANT agrees that this Agreement may be terminated by either the Company or the CONSULTANT at any time, for any reason, with or without cause, by giving 90 days written notice to the other party; termination to be effective 90 days from the other party's receipt of notice. The term for "cause" shall mean (i) the failure by CONSULTANT to perform any of his duties or obligations hereunder, which failure shall have continued for at least thirty (30) days after notice of such failure shall have been given to CONSULTANT by the Company and provided, however, that such failure shall be reasonably within the control of the CONSULTANT; (ii) CONSULTANT's conviction of, guilty plea or plea of nolo contendere concerning any felony; (iii) any act of fraud, embezzlement, theft or gross malfeasance on the part of CONSULTANT with respect to the Company or any of its assets; (iv) any of the representations and warranties made by CONSULTANT herein shall prove to have been materially false or misleading as of the time made; or

5. Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers' Compensation Insurance; and Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

6. Consultant has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company.

7. Consultant's performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and Company safety rules in the course of performing the services. If Consultant's work requires a license, Consultant has obtained that license and the license is in full force and effect.

8. Consultant agrees all obligations under paragraphs 3(d) through 3(i) and paragraphs 3(k) and (n), 5 and 8 of this Agreement continue in effect after termination of this Agreement, and the Company is entitled to communicate Consultant's obligations under this Agreement to any future client or potential client of Consultant.

9. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Consultant further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited


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Consulting Services Agreement            Page 3                      May 1, 2001
       or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

10. This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

11. This Agreement contains the entire understanding of the parties regarding its subject matter and can only be modified by a subsequent written agreement executed by the President of the Company.

12. All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service:

       A. TO COMPANY:                       B. TO CONSULTANT:
          -----------                          --------------

          Medix Resources, Inc              MAYER & ASSOCIATES, LLC
          Attn: Darryl Cohen, CEO           5802 16th Avenue, 3rd Floor
          420 Lexington Ave. #1830          Brooklyn, NY 11219
          New York, NY 10170

14. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursement, in addition to any other relief to which the party may be entitled.



ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:

MEDIX RESOURCES, INC.                       MAYER & ASSOCIATES, LLC

By:_________________________                By:_________________________
         Darryl Cohen                             Benjamin Mayer

Title: CEO                                  Title:
Date:_______________________                Date:_______________________




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Consulting Services Agreement            Page 4                      May 1, 2001

                                    EXHIBIT A
                                    ---------

                              DUTIES OF CONSULTANT
                              --------------------

INCLUDES, BUT IS NOT LIMITED TO:

Perform financial public relations including, but not limited to, developing Company relationships with the market makers, analysts, and the general financial community.

COMPENSATION:

1.)    $110,600
2.) 276,500 warrants to purchase Medix Resources common stock with an exercise price of $0.50 and an expiration date of July 1, 2008.
















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Consulting Services Agreement            Page 5                      May 1, 2001

                                    EXHIBIT B
                                    ---------

                                   LABOR CODE
                                   ----------

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for these inventions that either:

       (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

       (2)  Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable.












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Consulting Services Agreement            Page 6                      May 1, 2001

                  CONSULTING SERVICES AGREEMENT AMENDMENT NO. 1
                  ---------------------------------------------

          Reference is made to that certain Consulting Services Agreement dated October 1, 2002 (the "AGREEMENT"), between Medix Resources, Inc. (the "COMPANY") and Mayer & Associates ("CONSULTANT"). The initial term of the Agreement ran between October 1, 2002 and March 31, 2003 (the "INITIAL TERM"). The parties wish to extend the Initial Term of the Agreement by one additional consecutive six-month term ending on September 30, 2003 (the "FIRST ADDITIONAL TERM").

          NOW,  THEREFORE,  in  consideration of the premises and other good and
valuable   consideration,   the  receipt  and   adequacy  of  which  are  hereby
acknowledged, the parties hereby agree as follows.

          1. The compensation set forth in Exhibit A attached to the Agreement as originally executed and delivered relates exclusively to the Initial Term. The compensation for the First Additional Term shall be $100,000.

          2. Except as expressly amended hereby, the Agreement is hereby ratified and confirmed, and the Agreement as expressly amended hereby is hereby ratified, confirmed and approved.

Dated: December 4, 2003

MEDIX RESOURCES, INC.


BY: _________________________
    Name: Andrew Brown
    Title:   President



MAYER & ASSOCIATES

By: _____________________
    Name: Benjamin Mayer
    Title:   President